Exhibit 3.1.5

ARTICLES OF AMENDMENT

TO

RESTATED AND AMENDED

ARTICLES OF INCORPORATION

OF

COUSINS PROPERTIES INCORPORATED

1.

The name of the corporation is Cousins Properties Incorporated (the “Corporation”).

2.

Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, these Articles of Amendment amend the Restated and Amended Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”). These Articles of Amendment were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Code on August 23, 2016.

3.

The Articles of Incorporation, as heretofore amended or restated, are hereby further amended and restated by amending paragraph A. to Article 4 to increase the number of shares of Common Stock, $1 par value per share, authorized for issuance from 350 million shares to 700 million shares. Paragraph A. to Article 4 shall hereafter read in its entirety as follows:

“A. The Corporation shall have the authority to issue 700 million shares of Common Stock, $1 par value per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.”

4.

This Amendment shall become effective as of 7:59, A.M., on October 6, 2016.

IN WITNESS WHEREOF, COUSINS PROPERTIES INCORPORATED has caused these Articles of Amendment to be executed, and its execution thereof to be attested, all by its duly authorized officers this October 6, 2016.

COUSINS PROPERTIES INCORPORATED

By:	/s/ Lawrence L. Gellerstedt III
	Name:	Lawrence L. Gellerstedt III
	Title:	President and Chief Executive Officer

Attest:

By:	/s/ Pamela F. Roper
	Name:	Pamela F. Roper
	Title:	Senior Vice President, General Counsel
and Corporate Secretary